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Exhibit 1

FORM 51-102F3

Securities Act

MATERIAL CHANGE REPORT

1.     Name and Address of Company

The name of the company is MI Developments Inc. ("MID"), a corporation incorporated under the laws of the Province of Ontario and having its registered office at 455 Magna Drive, Aurora, Ontario, Canada L4G 7A9.

2.     Date of Material Change

The material change occurred on December 22, 2006.

3.     News Release

On December 22, 2006, a press release describing the material change was issued by MID and delivered to the Ontario Securities Commission and the other Canadian securities regulatory authorities, to the Toronto Stock Exchange, to the New York Stock Exchange and to Canada Newswire for publication and dissemination through its Canadian Custom Disclosure and New York Metro networks.

4.     Summary of Material Change

MID announced on December 22, 2006 that it has agreed to further amend the existing project financing facility established in December 2004 by a subsidiary of MID (the "MID Lender") to Gulfstream Park Racing Association, Inc. ("GPRA"), the subsidiary of Magna Entertainment Corp. ("MEC") that operates the Gulfstream Park racetrack in Florida (the "Gulfstream Park Project Financing"). The MID Lender will made available a new tranche of up to US$21.5 million (plus costs and capitalized interest) to fund the design and construction of an expanded slot machine facility to be located in the existing Gulfstream clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of 700 slot machines.

5.     Full Description of Material Change

MID has agreed to further amend the Gulfstream Park Project Financing by adding a new tranche of up to US$21.5 million (plus costs and capitalized interest) to fund the design and construction of an expanded slot machine facility to be located in the existing Gulfstream clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of 700 slot machines.

The new tranche of Gulfstream financing matures on December 31, 2011 (concurrently with the first tranche of slots financing) and, consistent with the existing facility, bears interest at a fixed rate of 10.5% per annum, compounded semi-annually, which rate reflects MID's assessment (with the benefit of advice from its financial advisor) of the credit risk associated with the borrower, taking into consideration, among other things, the anticipated cash flows from the current and expanded Gulfstream slot facilities and the existing security package for the overall project financing facility. Interest under the new tranche will be capitalized until the earlier of two months following completion of the expanded slots facility and May 1, 2007, following which monthly blended payments of principal and interest will be payable to the MID Lender based on a 25-year amortization period commencing on such date. Advances relating to the expanded slot facility will be made available by way of progress draws. There will be no prepayment penalty associated with the new tranche. The existing mandatory annual cash flow sweep will remain in place and will be used to repay, first, the additional principal amount being made available under the original slots financing and, then, the new slots tranche. All other material terms of the existing Gulfstream project financing facility will remain unchanged, including that the facility will continue to be cross-guaranteed, cross-defaulted and cross-collateralized with the project financing facility provided by the MID Lender to the MEC subsidiary that operates the Remington Park racetrack and slots facility in Oklahoma. The MID Lender will receive a fee of US$215,000 (1% of the amount of the new tranche) as consideration for the amendments. A copy of the revised agreement has been filed on www.sedar.com.

Special Committee Process

The amendments to the Gulfstream Project Financing Facility (the "Amendments") were reviewed and considered by the Special Committee comprised of Neil Davis (Chairman), Philip Fricke and Manfred Jakszus. The MID Board determined that each of the members of the Special Committee is independent of MID management and of MEC and is free from any interest and any business or other relationship that could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of MID.

The Special Committee retained Goodmans LLP to act as its independent legal advisor to assist it in connection with this process. TD Securities Inc. acted as financial advisor, and Davies Ward Phillips & Vineberg LLP acted as legal advisor, to MID.

Based upon the recommendations of, and discussions with, management of MID and the legal and financial advisors to MID, legal advice from its independent legal advisor, and its own review and consideration of the Amendments, the Special Committee unanimously recommended that the MID Board approve the Amendments.

After considering the recommendation of the Special Committee and its own review and consideration of the Amendments, the MID Board approved the Amendments unanimously (excluding Messrs. Stronach and Mills, who did not vote because they are also directors of MEC).

Formal Valuation and Minority Approval Exemptions

MID is not required to obtain a formal valuation in respect of the Amendments because they are related party transactions that are described in paragraphs (j) or (l) of the definition of related party transaction in Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions (the "Rule"). Subsection 5.4(1) of the Rule provides that only related party transactions described in paragraphs (a) to (g) of the definition of related party transaction are subject to the formal valuation requirement.

MID is exempt from the minority approval requirement of the Rule in respect of the Amendments pursuant to paragraph 2 of subsection 5.7(1) of the Rule because neither the fair market value of the subject matter of, nor the fair market value of the consideration for the Amendments, exceeds 25% of MID's market capitalization. 25% of MID's market capitalization calculated in accordance with the Rule for the purposes of transactions agreed to by MID in December is C$504,095,376.59 (US$441,587,549.89).(1)

The Amendments are similarly exempt from the formal valuation and minority approval requirements of Policy Q-27 of the Autorité des marchés financiers ("Policy Q-27").

Prior Valuation

To the knowledge of MID and its directors and senior officers, there are no prior valuations (as such term is defined in the Rule and Policy Q-27) relating to or otherwise relevant to the Amendments that are required to be disclosed by the Rule and Policy Q-27.

Date of Material Change Report

This material change report is being filed less than 21 days before the date of the closing of the Amendments, which, in MID's view, is both reasonable and necessary in the circumstances for the following reasons:

  •
  the terms of the amendments to the Gulfstream Project Financing Facility were settled, and approved by the MID Board, on December 21, 2006; and

  •
  MEC requires immediate funding to begin work on the Gulfstream slots expansion in order to have it operational in a timely manner.

Press Release

A copy of the Press Release issued on December 22, 2006 is attached.

6.     Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

7.     Omitted Information

Not applicable.

8.     Executive Officer

For further information, please contact Richard J. Crofts, Executive Vice-President, Corporate Development, General Counsel and Secretary of MID at 905-726-7505.

(1)
Based on the Bank of Canada noon rate on November 30, 2006 of C$1 = US$0.8760.

9.     Date of Report

DATED at Aurora, Ontario as of the 22nd day of December, 2006.

MI DEVELOPMENTS INC.
by	/s/ RICHARD J. CROFTS Richard J. Crofts Executive Vice-President, Corporate Development, General Counsel and Secretary

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

PRESS RELEASE

MI DEVELOPMENTS ANNOUNCES AMENDMENT OF
GULFSTREAM PARK FINANCING FACILITY
TO FUND SLOTS EXPANSION

December 22, 2006 Aurora, Ontario, Canada — MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) ("MID") today announced that it has agreed to further amend the existing project financing facility established in December 2004 by a subsidiary of MID (the "MID Lender") to the subsidiary of Magna Entertainment Corp. (TSX: MEC.A; NASDAQ: MECA) ("MEC") that operates the Gulfstream Park racetrack in Florida. The MID Lender will make available a new tranche of up to US$21.5 million (plus costs and capitalized interest) to fund the design and construction of an expanded slot machine facility to be located in the existing Gulfstream clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of 700 slot machines. In July 2006, the MID Lender amended the facility to provide Gulfstream Park with up to US$25.75 million to finance the initial slots facility at the racetrack, which opened on November 15, 2006 with 516 machines. Pursuant to the terms of Gulfstream Park's gaming license, the racetrack is authorized to operate up to 1,500 slot machines.

John Simonetti, MID's Chief Executive Officer, stated, "Expanding the slot facilities at Gulfstream Park should further enhance Gulfstream's cash flow and improves the security for our existing project financings. In addition, MID stands to benefit both directly through increased revenue for our core real estate business and indirectly through our strategic investment in MEC."

The new tranche of Gulfstream financing matures on December 31, 2011 (concurrently with the first tranche of slots financing) and, consistent with the existing facility, bears interest at a fixed rate of 10.5% per annum, compounded semi-annually, which rate reflects MID's assessment (with the benefit of advice from its financial advisor) of the credit risk associated with the borrower, taking into consideration, among other things, the anticipated cash flows from the current and expanded Gulfstream slot facilities and the existing security package for the overall project financing facility. Interest under the new tranche will be capitalized until the earlier of two months following completion of the expanded slots facility and May 1, 2007, following which monthly blended payments of principal and interest will be payable to the MID Lender based on a 25-year amortization period commencing on such date. Advances relating to the expanded slot facility will be made available by way of progress draws. There will be no prepayment penalty associated with the new tranche. The existing mandatory annual cash flow sweep will remain in place and will be used to repay, first, the additional principal amount being made available under the original slots financing and, then, the new slots tranche. All other material terms of the existing Gulfstream project financing facility will remain unchanged, including that the facility will continue to be cross-guaranteed, cross-defaulted and cross-collateralized with the project financing facility provided by the MID Lender to the MEC subsidiary that operates the Remington Park racetrack and slots facility in Oklahoma. The MID Lender will receive a fee of US$215,000 (1% of the amount of the new tranche) as consideration for the amendments. A copy of the revised agreement has been filed on www.sedar.com.

Special Committee Process

The amendments to the Gulfstream project financing facility were approved by the MID Board based in part on a recommendation from a Special Committee of independent directors of MID comprised of Messrs. Neil Davis, who acted as Chairman, Philip Fricke and Manfred Jakszus. The Special Committee retained Goodmans LLP to act as its independent legal advisor to assist it in connection with this process. TD Securities Inc. acted as financial advisor, and Davies Ward Phillips & Vineberg LLP acted as legal advisor, to MID.

MID will file a material change report immediately upon filing of this press release. The material change report will be filed less than 21 days before the date of the closing of the arrangements referred to above, which, in MID's view, is both reasonable and necessary in the circumstances as the terms of the amendments were settled, and approved by MID's Board of Directors, on December 21, 2006, and MEC requires immediate funding to begin work on the Gulfstream slots expansion in order to have it operational in a timely manner.

About MID

MID is a real estate operating company engaged in the ownership, development, management, leasing and acquisition of industrial and commercial real estate properties located in North America and Europe. Virtually all of our income-producing properties are currently under lease to Magna International Inc. and its subsidiaries. MID also holds a controlling investment in MEC, North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets.

For further information about this press release, please contact John Simonetti, MID's Chief Executive Officer, at 905-726-7619.

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Forward-Looking Statements

The contents of this press release may contain statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company's future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks set forth in the "Risk Factors" section in MID's Annual Information Form for 2005, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID's Annual Report on Form 40-F for the year ended December 31, 2005. The "Risk Factors" section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statement was made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.

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